Exhibit 10.1



May 6, 2005


Ms. Linda R. Hansen
1220 Bridgetown Pike
Langhorne, PA 19053

Dear Linda:

This letter constitutes an amendment (authorized today by the Compensation Committee of the Board of Directors) of the executive employment agreement between C&D Technologies, Inc. ("C&D" or the "Company") and you dated March 31, 2000 (the "Agreement").

You are presently employed by C&D as its Vice President, General Counsel and Corporate Secretary. The Company, having been notified of your intention to retire, desires to encourage your continued employment, on the terms set forth below:

     1. You will continue to work through August 31, 2005 on your current four days per week schedule. However, you also agree to make yourself available by cellular phone or e-mail as may be reasonably requested by the CEO or Board of Directors to assist with business exigencies. In addition to your typical duties and responsibilities, you will also assist with the search for a suitable candidate to fill your current position.

     2. On August 31, 2005, you will be paid a "stay bonus" in the lump sum amount of $200,000, net of standard deductions. You will also be paid for any earned but unused 2005 vacation time, pro rated through August 31, 2005.

     3. The eligibility requirements for participation in the C&D Supplemental Executive Retirement Program ("SERP") shall be waived as to you, and you shall be deemed to have completed seven and one-half (7.5) full and consecutive years of employment with C&D as of May 6, 2005, provided that you either remain employed by the Company until August 31, 2005 or prior to such date you are involuntarily terminated by C&D without Cause, die, become Disabled or terminate employment by mutual agreement with the Company. The capitalized terms in this paragraph 3 shall have the meanings ascribed to them in the SERP.

Ms. Linda R. Hansen
May 6, 2005
Page Two


     4. From and after the date of this letter, you shall be considered to be in full compliance with the company's executive stock ownership guidelines.

     5. All other terms and provisions of your Agreement shall continue in full force and effect through the close of business on August 31, 2005, except as modified by this letter. The provisions of Paragraphs 6, 7, 8 and 17 of your Agreement shall survive the termination of the Agreement, and be enforceable in accordance with their terms.

     6. Except as expressly set forth herein, capitalized terms used in this letter shall have the meaning(s) ascribed to them in the Agreement.

If this amendment is acceptable to you, please sign both originals and return one fully executed copy to me.

The Board and I sincerely appreciate your many contributions to C&D, and wish you all the best in your retirement.

Sincerely,
C&D Technologies, Inc.

/s/ G. MacKenzie

George MacKenzie
President and Chief Executive Officer

Accepted and agreed:

/s/ Linda R. Hansen
----------------------------
Linda R. Hansen

5/9/05
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Date